UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 21, 2009
Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Commonwealth of The Bahamas
(State or other Jurisdiction of Incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
P.O. Box N-9306
Nassau, The Bahamas	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

(242) 356-0006
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 21, 2009, Steiner Leisure Limited (the "Company") entered into an agreement with Leonard I. Fluxman, President and Chief Executive Officer of the Company, whereby Mr. Fluxman surrendered all of his rights under 6,000 options (the "SEG Options") to purchase shares of common stock of the Company's Steiner Education Group, Inc. subsidiary ("SEG"), which SEG Options were granted to Mr. Fluxman in September 1999 under the SEG 1999 Stock Option Plan (the "SEG Plan"). These rights were surrendered in exchange for 26,876 restricted share units (the "Restricted Share Units"), each entitling Mr. Fluxman to receive a common share of the Company (collectively, the "Shares") upon vesting (the "Transaction"). Similar agreements were also entered into on the above date with the two other holders of options under the SEG Plan.

The determination of the number of Restricted Share Units issued to Mr. Fluxman was based on a valuation of SEG prepared by an independent valuation firm (the "Valuation") and is based on the closing price of the Shares on July 29, 2009 (the "Approval Date"), the date on which the Audit Committee and the Compensation Committee of the Board of Directors of the Company approved the Transaction and the date on which the Company and Mr. Fluxman agreed to the Transaction, subject only to the determination of the number of Restricted Share Units to be issued to Mr. Fluxman based on the Valuation, which was finalized on the date of this report.

The Restricted Share Units are being issued under the Company's 2009 Incentive Plan and, generally, cannot be sold or otherwise transferred, and do not provide dividend or voting rights to the holder thereof with respect to the Shares, until one year from the Approval Date. The terms of the Restricted Share Units are more fully set forth in the Restricted Share Unit Award Agreement for the Transaction attached hereto as Exhibit 10.33, and which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
Exhibit Number	Description
10.33	Restricted Share Unit Award Agreement between the Company and Leonard I. Fluxman

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEINER LEISURE LIMITED

Date: September 21, 2009	/s/ Leonard I. Fluxman
Leonard I. Fluxman
President and Chief Executive Officer